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Exhibit 10.32

AGREEMENT

        THIS AGREEMENT, (this "Agreement") is dated as of the 19th day of March 2002, by and between QRS Corporation, a Delaware corporation (the "Company") and David A. Cole ("Cole").

RECITALS

        WHEREAS, simultaneously with the execution of this Agreement, Cole is resigning from the Board of Directors of the Company (the "Board");

        WHEREAS, unless earlier removed, Cole's current term as a director would have expired at the 2003 Annual Meeting of the Company's stockholders.

        WHEREAS the Company previously granted to Cole the following non-qualified stock options (the "Options") pursuant to the Company's 1993 Stock Option/Stock Issuance Plan (as amended and restated through March 1, 2000, the "Plan"):

Date of Grant	Number of Shares	Exercise Price per Share
12/09/99	15,000	$75.75
05/11/00	10,000	$28.125
01/02/01	10,000	$12.75
07/26/01	10,000	$15.85
01/02/02	10,000	$13.60

        WHEREAS, pursuant to the terms of the Plan and the stock option agreements dated as of the date of each grant, respectively (collectively, the "Option Agreements"), the vesting of the Options will terminate as of the date hereof; and

        WHEREAS, in connection with Cole's resignation and retirement as a member of the Board, Cole and the Company desire to amend the terms of the Option Agreements to provide for accelerated vesting of certain of the Options, and the extension of the termination date for such options:

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.
Notwithstanding anything to the contrary set forth in the Plan or in any of the Option Agreements, the vesting of Cole's option to purchase an aggregate of 40,000 shares of Common Stock of the Company, pursuant to the Options dated May 11, 2000, January 2, 2001, July 26, 2001 and January 2, 2002 (collectively, the "Accelerated Options"), shall be accelerated such that he shall be entitled to exercise such Accelerated Options for that number of shares that would have been vested if he had continued to serve on the Board until May 15, 2003. For the sake of clarity, effective upon the execution of this Agreement (a) Cole shall be entitled to purchase up to 26,016 shares of the Common Stock granted pursuant to the Accelerated Options, and (b) the option to purchase the remaining 13,984 unvested shares shall immediately terminate.

2.
Notwithstanding anything to the contrary in the Plan or the Option Agreements, unless previously exercised, the Accelerated Options shall terminate, and Cole shall have no further right to exercise the Accelerated Options at any time after December 31, 2003.

3.
Notwithstanding anything herein to the contrary, the vesting and termination of Cole's option to purchase 15,000 shares of Common Stock pursuant to that certain Notice of Grant of Non-Employee Director dated December 9, 1999, shall not be modified or amended in any respect.

4.
Except as otherwise set forth herein, the terms of the Option Agreements shall survive the execution and delivery of this Agreement.

5.
Concurrent with the execution of this Agreement, Cole is resigning from the Board.

6.
This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to agreements entered into, and to be performed entirely in such state, between residents of such state.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned execute this Agreement as of the date first set forth above.

QRS CORPORATION
By:	/s/ LEONARD R. STEIN
Leonard R. Stein Senior Vice President, General Counsel and Secretary
/s/ DAVID A. COLE
David A. Cole

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  Exhibit 10.32
AGREEMENT
RECITALS
AGREEMENT